Exhibit 10.38

CVS CAREMARK CORPORATION

Amended and Restated Employment Agreement for Larry Merlo

CVS CAREMARK CORPORATION

Amended and Restated Employment Agreement for Larry Merlo

i

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made and entered into as of the 22nd day of December, 2008 by and between CVS Caremark Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and Larry Merlo (the “Executive”).

WITNESSETH:

WHEREAS, CVS Corporation and Executive entered into an agreement in or about December 1996 embodying the terms of Executive’s employment by the Company (the “Original Agreement”), which Original Agreement was amended as of December 22, 2006;

WHEREAS, Executive and the Company desire to further amend the Original Agreement in certain respects and to restate the Original Agreement in its entirety to reflect all applicable amendments by entering into this Amended and Restated Employment Agreement for Larry Merlo (the “Agreement”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a “Party” and together the “Parties”) agree as follows:

1 . Definitions.

(a) “Approved Early Retirement” shall have the meaning set forth in Section 10(f) below.

(b) “Base Salary” shall have the meaning set forth in Section 4 below.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall have the meaning set forth in Section 10(b) below.

(e) “Change in Control” shall have the meaning set forth in Section 10(c) below.

(f) “Committee” shall mean the Management Planning and Development Committee of the Board.

(g) “Confidential Information” shall have the meaning set forth in Section 11(c) below.

(h) “Constructive Termination Without Cause” shall have the meaning set forth in Section 10(c) below.

(i) “Effective Date” shall have the meaning set forth in Section 2 below.

(j) “Normal Retirement” shall have the meaning set forth in Section 10(f) below.

(k) “Original Term of Employment” shall have the meaning set forth in Section 2 below.

(l) “Renewal Term” shall have the meaning set forth in Section 2 below.

(m) “Restriction Period” shall have the meaning set forth in Section 12(b) below.

(n) “Severance Period” shall have the meaning set forth in Section 10(c)(ii) below, except as provided otherwise in Section 10(e) below.

(o) “Subsidiary” shall have the meaning set forth in Section 11(d) below.

(p) “Term of Employment” shall have the meaning set forth in Section 2 below.

(q) “termination of employment”, “employment is terminated” and other similar words shall mean

(i) for any plan or arrangement that is subject to the rules of Section 409A of the Internal Revenue Code (the “Code”) a “Separation from Service” as such term is defined in the Income Tax Regulations under Section 409A (the “409A Regulations”) of the Code as modified by the rules described below:

(A)	except in the case where Executive is on a bona fide leave of absence pursuant to the Company’s policies as provided below, Executive is deemed to have incurred a Separation from Service on a date if the Company and Executive reasonably anticipate that the level of services to be performed by Executive after such date would be permanently reduced to 20% or less of the average services rendered by Executive during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which Executive was on a bona fide leave of absence;

(B)	if Executive is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to the Company’s policies Executive shall incur a Separation from Service on the first date that the rules of (A), above, are satisfied following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of Executive’s right, if any, to reemployment under statute, contract or Company policy;

(C)

Executive shall be considered to continue employment and to not have a Separation from Service while on a bona fide leave of absence if the leave does not exceed 6 consecutive months (twelve months for a leave of absence due to Executive’s disability) or, if longer, so long as Executive retains a right to reemployment with the Corporation or an Affiliate under an applicable statute, contract or Company policy. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment or Executive that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his job or a substantially similar job;

(D)	for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative;

(E)	the Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to Executive providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A; or

(ii) for any plan or arrangement that is not subject to the rules of Section 409A of the Code, the complete cessation of providing service to the Company or any Affiliate as an employee.

(r) “Termination Without Cause” shall have the meaning set forth in Section 10(c) below.

2. Term of Employment.

The term of Executive’s employment under this Agreement shall commence on the date of the Original Agreement (the “Effective Date”) and end on the third anniversary of such date (the “Original Term of Employment”), unless terminated earlier in accordance herewith. The Original Term of Employment shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of Employment. “Term of Employment” shall mean the Original Term of Employment and all Renewal Terms. If a Change in Control shall have occurred during the Term of Employment, notwithstanding any other provision of this Section 2, the Term of Employment shall not expire earlier than two years after such Change in Control.

3. Position, Duties and Responsibilities.

(a) Generally. Executive shall serve as a senior officer of the Company. Executive shall have and perform such duties, responsibilities, and authorities as shall be specified by the Company from time to time and as are customary for a senior officer of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and as are consistent with such position and status. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to his position and the businesses of the Company.

(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

(c) Place of Employment. Executive’s principal place of employment shall be the corporate offices of the Company.

4. Base Salary.

Executive shall be paid an annualized salary (“Base Salary”), payable in accordance with the regular payroll practices of the Company, of not less than $275,000 subject to review for increase at the discretion of the Committee.

5. Annual Incentive Awards.

Executive shall participate in the Company’s annual cash incentive compensation plan with a target annual incentive award opportunity of no less than 50% of Base Salary. Payment of annual incentive awards shall be made at the same time that other senior-level executives receive their incentive awards.

6. Long-Term Incentive Programs.

Executive shall be eligible to participate in the Company’s long-term incentive compensation programs (including stock options and stock grants).

7. Employee Benefit Programs.

During the Term of Employment, Executive shall be entitled to participate in such employee pension and welfare benefit plans and programs of the Company as are made available to the Company’s senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, travel accident, life insurance and deferred compensation plans.

8. Disability.

(a) During the Term of Employment, as well as during the Severance Period, Executive shall be entitled to disability coverage as described in this Section 8(a). In the event Executive becomes disabled, as that term is defined under the Company’s Long-Term Disability Plan, Executive shall be entitled to receive pursuant to the Company’s Long-Term Disability Plan or otherwise, and in place of his Base Salary, an amount equal to 60% of his Base Salary, at the annual rate in effect on the commencement date of his eligibility for the Company’s long-term disability benefits (“Commencement Date”) for a period beginning on the Commencement Date and ending with the earlier to occur of (A) Executive’s attainment of age 65 or (B) Executive’s commencement of retirement benefits from the Company in accordance with Section 10(f) below. If (i) Executive ceases to be disabled during the Term of Employment (as determined in accordance with the terms of the Long-Term Disability Plan), (ii) his position or another senior executive position is then vacant and (iii) the Company requests in writing that he resume such position, he may elect to resume such position by written notice to the Company within 15 days after the Company delivers its request. If he resumes such position, he shall thereafter be entitled to his Base Salary at the annual rate in effect on the Commencement Date and, for the year he resumes his position, a pro rata annual incentive award. If he ceases to be disabled during the Term of Employment and does not resume his position in accordance with the preceding sentence, he shall be treated as if he voluntarily terminated his employment pursuant to Section 10(d) as of the date Executive ceases to be disabled. If Executive is not offered his position or another senior executive position after he ceases to be disabled during the Term of Employment, he shall be treated as if his employment was terminated Without Cause pursuant to Section 10(c) as of the date Executive ceases to be disabled; provided, however, that if a Change in Control shall have occurred during the period of Executive’s disability, he shall be treated as if his employment was terminated Without Cause following a Change in Control pursuant to Section 10(e) as of the date Executive ceases to be disabled.

(b) Executive shall be entitled to a pro rata annual cash incentive award for the year in which the Commencement Date occurs based on the most recently established market target annual cash incentive amount, payable in a cash lump sum not later than 15 days after the Commencement Date. Executive shall not be entitled to any annual incentive award with respect to the period following the Commencement Date. If Executive recommences his position in accordance with Section 8(a), he shall be entitled to a pro rata annual incentive award for the year he resumes such position and shall thereafter be entitled to annual incentive awards in accordance with Section 5 hereof.

(c) During the period the Executive is receiving disability benefits pursuant to Section 8(a) above, he shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which he was participating on the Commencement Date, including without limitation, the benefits and entitlements referred to in Sections 6 and 7 above, except that the Executive shall not be entitled to receive any annual salary increases or any new long-term incentive plan grants following the Commencement Date. Notwithstanding the foregoing, with respect to any benefit plan or program providing benefits covered by Section 409A of the Code, the definition of “termination of employment” set forth in Section 1(g) above shall apply.

(d) The provisions of this Agreement in Section 8(a)-(c), above, shall apply in the event Executive shall become disabled, as that term is defined in the Company’s Long-Term Disability Plan and, except as provided in Section 8(a), the provisions of Section 10 shall not apply if the Executive has a termination of employment due to such disability.

9. Reimbursement of Business and Other Expenses.

Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all business expenses incurred in connection therewith, subject to documentation in accordance with the Company’s policy. During the Term of Employment, the Company shall pay or reimburse Executive, upon demand, for out-of-pocket expenses incurred in connection with personal financial and tax planning up to a maximum of $15,000 per annum. The Company shall pay or reimburse the Executive for the expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by him in conjunction with preparation and negotiation of this Agreement and any related documents up to a maximum of $10,000.

10. Termination of Employment.

(a) Termination Due to Death. In the event Executive’s employment with the Company is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

(i)	Base Salary through the date of death, which shall be paid in a cash lump sum not later than 15 days following Executive’s death;

(ii)	pro rata annual incentive award for the year in which Executive’s death occurs based on the most recently established market target annual cash incentive amount for Executive, which shall be payable in a cash lump sum promptly (but in no event later than 15 days);

(iii)	elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of his death (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

(iv)	immediate vesting of all outstanding stock options and the right to exercise such stock options for a period of one year following death

or	for the remainder of the exercise period, if less (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

(v)	the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum not later than 15 days following the Executive’s death;

(vi)	settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form; and

(vii)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

(b) Termination by the Company for Cause.

(i)	“Cause” shall mean:

(A)	Executive’s willful and material breach of Sections 11, 12 or 13 of this Agreement;

(B)	Executive is convicted of a felony involving moral turpitude; or

(C)	Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

(ii)

A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with. Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Company’s learning of such act or acts or failure or failures to act. Executive shall have 20 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, Executive shall then be entitled to a hearing before the Committee of the Board at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided he requests such hearing within 10 days of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

(iii)	In the event the Company terminates Executive’s employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:

(A)	Base Salary through the date of the termination of his employment for Cause, which shall be paid in a cash lump sum not later than 15 days following Executive’s termination of employment;

(B)	any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum not later than 15 days following Executive’s termination of employment;

(C)	settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form; and

(D)	other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

(c) Termination Without Cause or Constructive Termination Without Cause Prior to Change in Control. In the event Executive’s employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined below), in either case prior to a Change in Control (as defined below) the Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i)	Base Salary through the date of termination of Executive’s employment, which shall be paid in a cash lump sum not later than 15 days following the Executive’s termination of employment;

(ii)	Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of 24 months (the “Severance Period”);

(iii)

a pro rata annual incentive award for the year in which Executive’s termination occurs based on the most recently established Management Incentive Plan target (“MIP Award”), as determined below, for Executive. The MIP Award will be payable at the conclusion of the annual performance cycle, based on actual performance of the Company as determined in accordance with the Company’s 2007 Incentive Plan (the “Plan”) or other plan for an executive of the Company as may be in effect from time to time, as certified by the applicable Committee of the Board of Directors of the Company, and paid at the same time the annual incentive award is paid to other similarly-situated executives of the Company, unless otherwise previously elected to be deferred by Executive.

(A)	The MIP Award is determined by multiplying the Market Payout Percentage as approved by the Committee for Executive’s position, by Executive’s base salary in effect on the date of termination, based on the Company’s performance for the applicable annual performance cycle.

(B)	The amount of the pro rata award will be determined by multiplying the full amount of the MIP Award, as determined above, by a fraction, the numerator of which is the number of months that have elapsed since January 1 through the date of termination of Executive’s Employment and the denominator of which is twelve (12);

(iv)	an amount equal to the most recently established market target MIP Award (without taking into account the Company’s performance) for Executive multiplied by two, payable in equal monthly payments over the Severance Period;

(v)	elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

(vi)	any outstanding stock options which are unvested shall vest and Executive shall have the right to exercise any vested stock options during the Severance Period or for the remainder of the exercise period, if less (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

(vii)	the balance of any incentive awards, except for awards under the Company’s Long-Term Incentive Plan or other such plans which are intended to qualify for deductibility under Section 162(m) of the Code, earned as of December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum not later than 15 days following Executive’s termination of employment;

(viii)

a pro rata long-term incentive award, as determined below, for the year in which Executive’s termination occurs based on the targets for Executive for performance periods not yet closed under the Company’s Long Term Incentive Plan (the “LTIP”) with the target for each such performance period being adjusted based on actual performance of the Company as determined in accordance with the LTIP or other plan for an executive of the Company as may be in effect from time to time, as certified by the applicable Committee of the Board of Directors of the Company, and as further adjusted under (A), below, and being payable at the same time such Awards are paid to other similarly-situated executives of the Company, unless otherwise previously elected to be deferred by Executive;

(A)	The amount of the pro rata award will be determined by multiplying the full amount of each award, as determined above, by a fraction, the numerator of which is the number of months (treating a part of a month as a full month) that have elapsed since the first day of the applicable performance cycle through the date of termination of Executive’s Employment and the denominator of which is the number of months in such performance cycle;

(ix)	settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form;

(x)	continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

(A)	the end of the Severance Period; or

(B)	the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (ix) of this Section 10(c), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (ix) of this Section 10(c), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

(xi)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

“Termination Without Cause” shall mean Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 10(b)) or due to death.

“Constructive Termination Without Cause” shall mean a termination of Executive’s employment at his initiative as provided in this Section 10(c) following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

(A)	an assignment of any duties to Executive which are materially inconsistent with his status as a senior officer of the Company;

(B)	a material decrease in Executive’s annual Base Salary or target annual cash incentive award opportunity below 50% of Base Salary;

(C)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement that is not cured within 30 days; or

(D)	any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company’s obligations under this Agreement.

In addition, following a Change in Control, “Constructive Termination Without Cause” shall also mean a termination of Executive’s employment at his initiative as provided in this Section 10(c) following the occurrence, without Executive’s written consent, of (i) a relocation of his principal place of employment outside a 35-mile radius of his principal place of employment as in effect immediately prior to such Change in Control or (ii) a material diminution or change, adverse to Executive, in Executive’s positions, titles, offices, status, rank, nature of responsibility, or authority within the Company, as in effect immediately prior to such Change in Control, or a removal of Executive from or any failure to elect or re-elect, or as the case may be, nominate Executive to any such positions or offices. Notwithstanding the foregoing no termination of Executive’s employment shall constitute a “Constructive Termination Without Cause” unless Executive notifies the Company in writing no later than 90 days after the initial existence of the applicable event described above and such event is not remedied by the Company within 30 days of the Company’s receipt of such notice from the Executive.

A “Change in Control” shall be deemed to have occurred if:

(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 30% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii)

during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)	the consummation of a merger or consolidation of the Company (or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company but in no event assets having a gross fair market value of less than 40% of the total gross fair market value of all of the consolidated assets of the Company (a “Significant Subsidiary”)) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)	the consummation of a transaction (or series of transactions within a 12 month period) which constitutes the sale or disposition of all or substantially all of the consolidated assets of the Company but in no event assets having a gross fair market value of less than 40% of the total gross fair market value of all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition)

For purposes of this definition:

(A)	The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(B)	The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(C)	The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

(d) Voluntary Termination. In the event of a termination of employment by Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death, a Constructive Termination Without Cause, or Approved Early Retirement or Normal Retirement pursuant to Section 10(f) below, Executive shall have the same entitlements as provided in Section 10(b)(iii) above for a termination for Cause, provided that at the Company’s election, furnished in writing to Executive within 15 days following such notice of termination, the Company shall in addition pay the Executive 50% of his Base Salary for a period of 18 months following such termination in exchange for Executive not engaging in competition with the Company or any Subsidiary as set forth in Section 12(a) below, and further provided that if the Company makes such an election, the Company’s obligation to pay

Executive his monthly Base Salary and Executive’s obligation not to engage in competition with the Company or any Subsidiary shall terminate upon the occurrence of a Change in Control. Notwithstanding any implication to the contrary, Executive shall not have the right to terminate his employment with the Company during the Term of Employment except in the event of a Constructive Termination Without Cause, Approved Early Retirement, or Normal Retirement, and any voluntary termination of employment during the Term of Employment in violation of this Agreement shall be considered a material breach.

(e) Termination Without Cause; Constructive Termination Without Cause or Voluntary Termination Following a Change in Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined above), in either case within two years following a Change in Control (as defined above), Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i)	Base Salary through the date of termination of Executive’s employment, which shall be paid in a cash lump sum not later than 15 days following Executive’s termination of employment;

(ii)	an amount equal to three times Executive’s Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), payable in a cash lump sum promptly (but in no event later than 15 days) following Executive’s termination of employment;

(iii)	pro rata annual incentive award for the year in which Executive’s termination occurs based on the most recently established market target amount for Executive, payable in a cash lump sum promptly (but in no event later than 15 days or by such later date as is required to comply with Section 22) following Executive’s termination of employment;

(A)	The amount of the pro rata award will be determined by multiplying the market target amount by a fraction, the numerator of which is the number of months that have elapsed since January 1 through the date of termination of Executive’s Employment and the denominator of which is twelve (12);

(iv)	an amount equal to the MIP Award based on the most recently established market target amount, for Executive multiplied by three, payable in a cash lump sum promptly (but in no event later than 15 days) following Executive’s termination of employment;

(v)	elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

(vi)	immediate vesting of all outstanding stock options and the right to exercise such stock options during the Severance Period or in accordance with their terms, if longer (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

(vii)	the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Executive’s termination of employment;

(viii)	immediate vesting of Executive’s accrued benefits under any supplemental retirement benefit plan (“SERP”) maintained by the Company, with payment of such benefits to be made in accordance with the terms and conditions of the SERP;

(ix)	settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form;

(x)	continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of termination of his employment until the earlier of:

(A)	the end of the Severance Period; or

(B)	the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (x) of this Section 10(e), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (x) of this Section 10(e), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

(xi)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of any termination pursuant to this Section 10(e), the term “Severance Period” shall mean the period of 36 months following the termination of the Executive’s employment.

(f) Approved Early Retirement or Normal Retirement. Upon Executive’s Approved Early Retirement or Normal Retirement (each as defined below), Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i)	Base Salary through the date of termination of Executive’s employment, which shall be paid in a cash lump sum not later than 15 days following Executive’s termination of employment;

(ii)	pro rata cash portion of MIP Award for the year in which termination occurs, determined in accordance with Section 10(c)(iii) above;

(iii)	elimination of all restrictions on any restricted stock awards outstanding at the time of Executive’s termination of employment;

(iv)	continued vesting (as if Executive remained employed by the Company) of any deferred stock awards outstanding at the time of his termination of employment (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

(v)	continued vesting of all outstanding stock options and the right to exercise such stock options (including, for the avoidance of doubt, after Executive’s death by any person to whom the award passes by will or the laws of descent and distribution following Executive’s death) for a period of one year following the later of the date the options are fully vested or Executive’s termination of employment or for the remainder of the exercise period, if less (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards); provided, however, that options granted pursuant to the Company’s 1987 Stock Option Plan shall in no event be exercisable after three years following termination of employment;

(vi)	the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(vii)	settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form; and

(viii)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

“Approved Early Retirement” shall mean Executive’s voluntary termination of employment with the Company at or after attaining age 55 but prior to attaining age 60, if such termination is approved in advance by the Committee.

“Normal Retirement” shall mean Executive’s voluntary termination of employment with the Company at or after attaining age 60.

(g) No Mitigation; No Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

(h) Nature of Payments. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(i) Exclusivity of Severance Payments. Upon termination of Executive’s employment during the Term of Employment, he shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 10.

(j) Release of Employment Claims. Executive agrees, as a condition to his entitlement to receipt of the termination payments and benefits provided for in this Section 10, that he will execute within sixty (60) days of Executive’s termination of employment a release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement, Executive’s rights under any of the Company’s incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, any rights to indemnification to which Executive may be entitled or which may have been granted to him, any rights of indemnification to which Executive may be entitled under any policy of insurance, and any claim for any tort for personal injury not arising out of or related to his termination of employment).

(k) Subject to the provisions of Section 22(b), all payments to be made pursuant to this Section 10 upon the termination of employment of Executive shall be made or commence, as the case may be, within 75 days after Executive’s termination of employment provided, however, that if such termination of employment is after October 17 of a year, the payout or first payment, as the case may be, shall be made at the end of such 75 day period.

(l) For the avoidance of doubt, the provisions of this Agreement, insofar as they pertain to any stock option awarded to Executive, apply and shall be deemed to govern notwithstanding any contrary term in any agreement awarding such stock option to Executive.

(m) For the avoidance of doubt, the provisions of the CVS/pharmacy Long-Term Incentive Plan, insofar as they pertain to any LTIP award to Executive, apply; provided, however, that the terms of the LTIP plan should be read together with this Agreement and the terms and provisions of this Agreement shall be deemed to govern notwithstanding any contrary term or provision in the LTIP plan.

11. Confidentiality; Cooperation with Regard to Litigation; Non-disparagement.

(a) During the Term of Employment and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the

Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c) “Confidential Information” shall mean all information concerning the business of the Company or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.

(e) Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(f) Executive agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason), the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

12. Non-competition.

(a) During the Restriction Period (as defined in Section 12(b) below), Executive shall not engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean any corporation or other entity (and its parents, subsidiaries and affiliates) doing business in a geographical area in which the

Company is doing or has imminent plans to do business, and which is engaged in the operation of (a) a retail business which includes or has imminent plans to include a pharmacy (i.e., the sale of prescription drugs) as an offering or component of its business, including, without limitation, chain drug store companies such as Walgreen Co. or Rite Aid Corporation, mass merchants such as Wal-Mart Stores, Inc. or Target Corp., and food/drug combinations such as The Kroger Co. or Supervalu Inc.; and/or (b) a business which includes or has imminent plans to include mail order prescription, specialty pharmacy and/or pharmacy benefits management as an offering or component of its business, such as Medco Health Solutions, Inc., or Express Scripts, Inc.; and/or (c) a business which includes or has imminent plans to include offering, marketing or the sale of basic acute health care services at retail or other business locations, similar to the services provided by MinuteClinic, Inc. (and excluding hospitals, private physicians’ offices, or other businesses dedicated to the direct provision of health care services); and/or (d) any other business in which the Company is or has imminent plans to be engaged (whether directly or indirectly, including through any joint venture) at the time of Executive’s termination. Executive shall not be deemed indirectly overseeing or managing the activities of such Competitor which are competitive with the activities of the Company or Subsidiary so long as he does not regularly participate in discussions with regard to the conduct of the competing business. The parties agree that the purpose of this provision is to protect the Company’s confidential information, trade secrets and/or business relationships, and that it shall only be enforceable for such purpose.

(b) For the purposes of this Section 12, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:

(i)	in the case of a termination of Executive’s employment without Cause or a Constructive Termination Without Cause, in either case prior to a Change in Control, the earlier of (1) 24 months after such termination and (2) the occurrence of a Change in Control;

(ii)	in the case of a termination of Executive’s employment for Cause, the earlier of (1) 24 months after such termination and (2) the occurrence of a Change in Control;

(iii)	in the case of a voluntary termination of Executive’s employment pursuant to Section 10(d) above followed by the Company’s election to pay Executive (and subject to the payment of) 50% of his Base Salary, as provided in Section 10(d) above, the earlier of (1) 18 months after such termination and (2) the occurrence of a Change in Control;

(iv)	in the case of a voluntary termination of Executive’s employment pursuant to Section 10(d) above which is not followed by the Company’s election to pay Executive such 50% of Base Salary, the date of such termination;

(v)	in the case of Approved Early Retirement or Normal Retirement pursuant to Section 10(f) above, the remainder of the Term of Employment; or

(vi)	in the case of a termination of Executive’s employment without Cause or a Constructive Termination Without Cause, in either case following a Change in Control, immediately upon such termination of employment.

13. Non-solicitation.

During the period beginning with Effective Date and ending at the end of the Restriction Period, as defined in Section 12(b), Executive shall not induce employees of the Company or any Subsidiary to terminate their employment, nor shall Executive solicit or encourage any of the Company’s or any Subsidiary’s non-retail customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with the Company or any Subsidiary, to terminate or diminish their relationship with the Company or any Subsidiary or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

14. Remedies.

If Executive breaches any of the provisions contained in Sections 11, 12 or 13 above, the Company (a) subject to Section 15, shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 11,12 or 13 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 11, 12 or 13 has occurred.

15. Resolution of Disputes.

Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 14, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due Executive under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, following a Change in Control all reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this Section 15 shall be paid on behalf of or reimbursed to Executive promptly by the Company; provided, however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of Executive’s litigation assertions or defenses were in bad faith or frivolous.

16. Indemnification.

(a) Company Indemnity. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 16(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 16(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

17. Excise Tax Gross-Up.

If while a member of the Business Planning Committee Executive becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company shall pay to Executive at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by the Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 17, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)	The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to the Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

(ii)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

(iii)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

18. Effect of Agreement on Other Benefits.

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

19. Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 25 below.

20. Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

21. Entire Agreement.

This Amended and Restated Employment Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

22. Amendment or Waiver; Section 409A of the Code.

(a) No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(b) Executive and Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that to the extent any provisions of this Agreement do not comply with such Code Section 409A the parties will make such changes as are mutually agreed upon in order to comply with Code Section 409A. In all events, to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code.

23. Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

24. Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

25. Beneficiaries/References.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

26. Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Rhode Island without reference to principles of conflict of laws. Subject to Section 15, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for Rhode Island or (ii) any of the courts of the State of Rhode Island. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

27. Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	CVS Caremark Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
Attention: Corporate Secretary

If to Executive:	Larry Merlo
3 Clauson Court
East Greenwich, Rhode Island 02818

28. Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

29. Counterparts.

This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CVS CAREMARK CORPORATION		LARRY MERLO

By:
V. Michael Ferdinandi Senior Vice President, Human Resources and Corporate Communications